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NOTE PAYABLE AND LONG-TERM DEBT LETTER OF WAIVER
OF RIGHT TO DEMAND PAYMENT WHEN AN OBJECTIVE ACCELERATION
CLAUSE HAS BEEN VIOLATED

March 20, 2010

Reid Drescher, Managing Member
Cape One Financial LP
410 Park Avenue, 15th Floor
New York, NY 10022

Dear Reid:

In conjunction with the preparation of our financial statements as of December 31, 2009, we have determined that we are not in compliance with certain restrictive covenants of Subscription Agreement and the related $225,000, 10% Subordinated Secured Convertible Promissory Note. Under the terms of our agreement, you may have the right to demand immediate payment of the entire balance of the note, which would affect our classification and disclosure requirements related to the note, and demand an increase rate of interest and payment of liquidated damages.

We hereby request that you waive your right to demand payment of the note, the default interest rate and liquidated damages as a result of the noncompliance of any covenant violations which exist as of December 31, 2009 and as of the date of this letter, through January 1, 2011.

Please indicate your acceptance of this waiver request by signing below. Please return one signed copy of this letter directly to us for our files, and another signed copy directly to our auditors Freed Maxick & Battaglia, PC at 100 Meridian Centre, Suite 310, Rochester NY 14618.

If you have any questions, please call.

Sincerely,

Jim Wemett
Acting President and CEO

We hereby waive our right to demand payment of the above referenced note as a result of any non-compliance existing as of December 31, 2009 and the date of this letter. This waiver extends to any restrictive covenants violated. All other terms and conditions of the note shall remain in full force and effect.

Cape One Financial LP

Signed by REID DRESCHER

Title MANAGING MEMBER OF INVESTMENT MANAGER

Date 03-22-2010